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                                                                     EXHIBIT 5.1



March 2, 2001


NTN Communications, Inc.
The Campus
5966 La Place Court
Carlsbad, California  92008

               RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3, as amended by Amendment No. 1 thereto (the "Registration Statement") to be filed by NTN Communications, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,598,627 shares of the Company's Common Stock, $0.005 par value (the "Common Shares"), and (ii) 784,290 shares of the Company's Common Stock that are issuable upon exercise of common stock purchase warrants (the "Warrant Shares"). We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken by the Company, in connection with the authorization and proposed issuance and sale of the shares.

         It is our opinion that the issuance and sale of the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and the Common Shares are validly issued, fully paid and non-assessable.

         It is further our opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the common stock purchase warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the common stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Respectfully submitted,

                                               /s/ O'MELVENY & MYERS LLP